Exhibit 99.3

To:	Linkage Global Inc

P.O. Box 31119, Grand Pavilion, Hibiscus Way

802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands

August 14, 2025

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as of the date hereof.

We act as the PRC legal counsel for Linkage Global Inc (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the registration for re-sale of up to 80,161,943 Class A Ordinary shares of par value US$0.0025 each issuable by the Company pursuant to the terms of the securities purchase agreement pursuant to the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 as amended.

This opinion is rendered based on the PRC Laws effective as at the date hereof and there is no assurance that any of such laws will not be changed, amended, superseded, or replaced in the immediate future or in the longer term with or without retroactive effect.

In rendering this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the documents as we have considered necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial, or local governmental regulatory or administrative authority, agency, or commission in the PRC (the “Governmental Agencies”) and appropriate representatives of the Company. In delivering this opinion, we have made the following assumptions:

(a)	that any document submitted to us still exist, remain in full force and effect up to the date of this opinion and has not been revoked, amended, varied, cancelled or superseded by some other document or agreement or action of which we are not aware following the due inquiry;

(b)	that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform to their respective originals;

(c)	that all documents have been validly authorized, executed and delivered by all of the parties (other than specifically opined on in the opinions below with respect to the Group Companies) thereto and such parties to the documents have full power and authority to enter into, and have duly executed and delivered and performed their respective obligations under such documents;

(d)	that the signatures, seals, and chops on the documents submitted to us are genuine; and

(e)	that all consents, licenses, permits, approvals, exemptions, or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC in connection with the transactions contemplated under all documents submitted to us and the Registration Statement have been obtained or made and are in full force and effect as of the date thereof.

In addition, we have assumed and have not verified the truthfulness, accuracy, and completeness as to factual matters of each document we have reviewed and have relied upon opinions or reports issued by overseas legal advisers, auditors, and reporting accountants of the Company. For the avoidance of doubt, we render no opinion as to and are not responsible for: (A) tax structuring or other tax matters; (B) financial, appraisal or accounting matters; and (C) review of technical or environmental issues.

In addition to the terms defined in the context of this opinion, capitalized terms and expressions used in this opinion shall have the meanings ascribed to them as listed in Annex A.

Based on the foregoing and the disclosure made to us by the Company and its PRC subsidiaries (as listed in Annex B), and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

(1)	Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a company with limited liability or a limited partnership under the PRC Laws and its business license is in full force and effect; the articles of association and limited partnership agreement of each PRC Subsidiaries comply with the applicable requirements of the PRC Laws and are in full force and effect and have not been revoked, withdrawn, suspended, or cancelled.

(2)	To the best of our knowledge after due inquiry and as confirmed by the Company, except as disclosed in the Registration Statement or otherwise provided in the relevant equity or debt financing agreements, the equity interests in other PRC Subsidiaries are free and clear of any liens, mortgages, pledges, charges, restrictions upon voting or transfer or any other encumbrances, and there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for any shares of capital stock of or any equity interest held in the PRC Subsidiaries.

(3)	To the best of our knowledge after due inquiry and as confirmed by the Company, each PRC Subsidiary has obtained approvals, authorizations, consents and permits of and from relevant Governmental Agencies which are material to conduct its business in the manner as described in the Registration Statement, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

(4)	To the best of our knowledge after due inquiry and as confirmed by the Company, except as disclosed in the Registration Statement or this opinion, each PRC Subsidiary has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all relevant Governmental Agencies, necessary to own, use, lease and operate its properties and assets and to conduct its business in the manner presently conducted and as described in the Registration Statement, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

(5)	To the best of our knowledge after due inquiry and as confirmed by relevant Governmental Agencies, except as disclosed in the Registration Statement or this opinion, none of the PRC Subsidiaries is: (A) in violation of their respective articles of association or business licenses; or (B) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission or licenses granted by any Governmental Agencies, except, in the case of paragraph (A) and (B), where such violation or default would not, individually or in the aggregate, result in a Material Adverse Effect.

(6)	To the best of our knowledge after due inquiry and as confirmed by the Company, no labor dispute, proceeding or other conflict with the employees of any of the PRC Entities exists, and there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Agencies against any of the PRC Entities on labor or employment matters, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

(7)	To the best of our knowledge after due inquiry and as confirmed by the Company, except as disclosed in the Registration Statement, there are no litigation, arbitration or other legal, governmental or arbitral proceedings (the PRC Subsidiaries as defendant or respondent), pending against, or involving the properties or business of, the PRC Subsidiaries or to which any of the properties of the PRC Subsidiaries is subject, except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

(8)	As confirmed by the Company and to the best of our knowledge after due inquiry, we are not aware any of the PRC Subsidiaries has received any notice of infringement of or conflict with any intellectual property rights of others (registered or otherwise) which, in either case, individually or in the aggregate, if resulting in an unfavorable decision, ruling or finding, have a Material Adverse Effect.

(9)	To the best of our knowledge after due inquiry and as confirmed by the Company, (A) no winding up or liquidation proceedings have been brought against any of the PRC Subsidiaries; (B) no proceedings have been commenced for such purpose; (C) there is no notice of the appointment of any receiver, liquidator or administrator over any of the PRC Subsidiary; and (D) no judgment has been rendered declaring bankrupt or any insolvency proceeding against any of the PRC Subsidiary.

(10)	Under the PRC Laws, the PRC Subsidiaries or any of their properties, assets or revenues in the PRC are not entitled to any right of immunity on the ground of sovereignty or otherwise from any legal action or proceeding, from set-off or counterclaim or from the jurisdiction of any court.

(11)	Subject to the restrictions disclosed in the Registration Statement or otherwise provided in the relevant equity or debt financing agreements, there are no other restrictions or limitations under current PRC Laws on the ability of the PRC Subsidiaries to declare the dividends or other distributions to their respective shareholders, nor any restriction or limitation on the ability of the PRC Subsidiaries which are foreign invested companies to freely convert such dividends into foreign currencies and remit such dividends or distributions out of the PRC, provided that such dividends or distributions are legally permissible and relevant procedures required in respect of foreign exchange have been respected.

(12)	The statements as set forth in the sections under the captions “Prospectus Summary”, “Risk Factors”, “Enforceability of Civil Liabilities”, “Use of Proceeds”, and “Legal Matters”, in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material respects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respects.

(13)	According to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (《境内企业境外发行证券和上市管理试行办法》) and as confirmed by the Company, the Company is not required to complete filing procedure with the CSRC under the Trial Measures for the registration for re-sale, given that (i) the Company is not a domestic company; and (ii) the registration is not an indirect overseas offering or listing as defined in the Trial Measures, because the operating revenue, total assets, or net assets, as documented in the Company’s audited consolidated financial statements for the most recent accounting year, accounted for by the PRC subsidiaries are all under 50%. There is no specific requirement for the Company to obtain any approval, consent, permit, authorization, filing, registration, exemption, certificates, permission, waiver, endorsement, annual inspection, qualification, or license from any Government Agency for the registration under the applicable PRC Laws.

(14)	Except as disclosed in the Registration Statement and this opinion, to the best of our knowledge after due inquiry and as confirmed by the Company, none of the PRC Subsidiaries is currently subject to any outstanding claims or penalties for any PRC tax non-compliance, except such as would not, individually or in the aggregate, result in a Material Adverse Effect.

(15)	There is no general requirement under the PRC laws that the holders of the securities of the Company who are not a PRC resident will be subject to any personal liability or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such securities. There are no general limitations under the PRC Laws on the rights of holders of the securities who are not PRC residents to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the securities. Regarding the opinion in this paragraph, we express no opinion regarding any specific holder of the securities of the Company.

Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements of facts contained in the Registration Statement, to the best of our knowledge after due inquiry, nothing has come to our attention that causes us to believe that, from and limited to the perspective of the PRC Laws, any part of the Registration Statement (other than the financial statements therein, as to which we express no opinion), contained or contains any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The opinions expressed above are subject to the following qualifications:

1.	We do not purport to be experts in or to be generally familiar with or qualified to express opinions based on any laws other than PRC Laws and accordingly express or imply no opinion herein based upon any laws other than PRC Laws.

2.	This opinion relates only to PRC Laws and the facts existing as of the date hereof. There is no assurance that any of such PRC Laws will not be changed, amended, replaced, or revoked in the immediate future or in the longer term with or without retroactive effect.

3.	This opinion addresses specific legal matters relating to the Company and the PRC Subsidiaries (limited to the issues covered herein) in respect of PRC Laws. We do not express any opinion in whatsoever manner on, or bear any legal liabilities for, any other issue(s) concerning the Company or the PRC Subsidiaries including but not limited to financial documents, audits, appraisals, legal issues under foreign or international laws or any other issues not covered herein. In this opinion, any references to or descriptions of financial documents, audits, appraisals, or legal issues under foreign laws are all cited from reports by professional institutions or written documents provided to us by the Company and the PRC Subsidiaries and any such citation shall not constitute our acknowledgement of, legal opinions regarding or comments relating to such issues, whether expressed or implied.

4.	The subtitles are inserted for reference only and shall not form part of our opinion.

We hereby consent to the use of our name under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liabilities,” “Legal Matters,” and elsewhere in the Registration Statement and the Prospectus.

This opinion letter relates only to PRC Laws, and we express no opinion as to any laws other than PRC Laws. PRC Laws referred to herein are laws currently in force as of the date of this opinion letter and there is no guarantee that any of such PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended, or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion letter in, and the filing hereof as an exhibit to, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ ZHANG, BIWANG
ZHANG, Biwang

ALLBRIGHT LAW OFFICES(FUZHOU)

Annex A

“Government Agency” or “Government Agencies”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Material Adverse Effect”	means any event, circumstance, condition, occurrence or situation or any combination of the foregoing that has or could be reasonably expected to have a material and adverse effect upon the business, assets, liabilities, financial condition or shareholders’ equity of the PRC Subsidiaries taken as a whole.

“PRC Subsidiaries”	means the PRC subsidiaries as listed in Annex B hereto, each of which is a company incorporated under the PRC Laws.

“PRC Laws”	means any and all laws, regulations, rules, judicial interpretations and other legislations currently in force and publicly available in the PRC as of the date hereof.

“SAMR”	means the State Administration for Market Regulation or its local counterpart in the PRC, which is the successor of the State Administration for Industry and Commerce or its local counterpart in the PRC.

“CSRC”	means the China Securities Regulatory Commission.

Annex B

List of PRC Subsidiaries

No.	PRC Companies
1.	Linkage (Fujian) Network Technology Limited （传丞（福建）网络科技有限公司）
2.	Fujian Chuancheng Digital Technology Limited（福建传丞数字科技有限公司）
3.	Fujian Chuancheng Internet Technology Limited （福建传丞互联网科技有限公司）

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